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                                                                Exhibit 99.1
News
Release                                                         TXU LOGO
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1601 Bryan Street
Dallas, Texas  75201-3411

                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

     TXU Corp. Resolves Claims with TXU Europe Administrators and Creditors

Dallas - January 27, 2005 - TXU Corp. (NYSE: TXU) today announced that it reached a comprehensive agreement resolving potential claims relating to TXU Europe Ltd. and its affiliates and major creditor groups. The agreement, under which TXU Corp. denies any liability, consists of a one-time payment to TXU Europe Ltd. of $220 million, which will be distributed to creditors.

C. John Wilder, TXU Corp.'s Chief Executive Officer, stated, "This comprehensive agreement benefits all parties. It provides additional funds for creditors of TXU Europe, eliminates the potential distractions, costs and uncertainty of a protracted, adversarial claim proceeding that could have included claims of billions of dollars and closes a difficult chapter in TXU's history.

"TXU has made tremendous strides in the past two years. Both our business prospects and financial position are strong and will be stronger with this issue behind us," Wilder concluded.

As a result of the one-time payment, a charge of approximately $220 million ($143 million after-tax) will be reflected in results from discontinued operations in the fourth quarter of 2004. While TXU Corp. expects to recover a substantial portion of the payment through insurance policies, the charge has not been reduced because TXU Corp. has not yet reached agreements with the insurance carriers. The benefits of insurance proceeds will be recognized in earnings from discontinued operations when agreements are reached. The payment is expected to be made in the second quarter of 2005 and sourced from insurance proceeds, cash on hand and available credit facility capacity.

The settlement agreement is contingent upon creditor approval and the formal delivery to TXU Corp. of releases from existing or potential claims. A majority of creditors have already confirmed their approval. The process is expected to be completed in the second quarter of 2005.

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. In TXU Corp.'s unregulated business, TXU Energy Retail provides electricity and related services to more than 2.5 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity. TXU Corp. is also the largest purchaser of wind-generated electricity in Texas and among the top five purchasers in North America. TXU Corp.'s regulated electric distribution and transmission business, TXU Electric Delivery Company, complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to 2.9 million electric delivery points over more than 98,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in TXU Corp.'s SEC filings. In addition to the risks and uncertainties set forth in the company's SEC filings, the forward-looking statements in this release could be affected by the contingencies to the settlement that are addressed above and the amount and timing of recoveries from insurance carriers.
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For more information, contact:

Media                                          Investor Relations
-----                                            ----------------
Chris Schein            Kimberly Morgan         Tim Hogan          Bill Huber
214-875-8329            214-875-8016            214-875-9275      214-875-8301
214-534-0087(cell)      214-543-1251(cell)